UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2011

KID BRANDS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective September 12, 2011, Bruce G. Crain resigned as President and Chief Executive Officer of Kid Brands, Inc. (the “Company). In connection therewith, Mr. Crain also resigned his position as a member of the Board of Directors (the “Board”) of the Company and all other positions with the Company and its subsidiaries.
In connection with his departure, Mr. Crain will receive the severance payments (aggregating approximately $290,000) and other benefits to which he is entitled in the event of a termination by Mr. Crain for Good Reason under his employment agreement with the Company, as described in the section captioned “Employment Contracts and Arrangements — Mr. Crain” of the Company’s definitive Proxy Statement for the 2011 Annual Meeting of Shareholders. In consideration of the foregoing (and pursuant to the provisions of Mr. Crain’s employment agreement), Mr. Crain has executed a release substantially in the form previously filed with his employment agreement, with the additional agreement that, until September 12, 2013, he will not, either personally or as an owner, director, employee, agent or consultant of another entity, engage in any proceeding intended to effect a Change in Control of the Company (as defined in his employment agreement) that has not been approved by the Board of Directors. The other restrictions in his employment agreement surviving termination remain applicable.
In addition, as of September 12, 2011, Raphael Benaroya, age 63, has been appointed by the Board to the position of interim Executive Chairman, to serve as the chief executive of the Company during the pendency of the Board’s search for a new chief executive officer.
Mr. Benaroya currently serves as the Chairman of the Board and the Company’s Executive Committee, and has been a member of the Board since 1993. Mr. Benaroya is also Managing Director of Biltmore Capital, a privately-held financial company which invests in secured debt. Prior thereto, Mr. Benaroya was Chairman of the Board, President and Chief Executive Officer of United Retail Group, Inc., a Nasdaq-listed company, which operated a chain of retail specialty stores, from 1989 until its sale in October 2007 to Redcats USA, a division of PPR, a French public company, and continued as President and Chief Executive Officer thereafter until March 2008. Mr. Benaroya also serves on the board of directors of Aveta Health Care, a privately-held healthcare management company. From April through October 2009, Mr. Benaroya had been retained to perform an expanded role as Chairman of the Board. From April 2008 until March 2010, Mr. Benaroya had been a consultant for D. E. Shaw & Co., L.P., an affiliate and investment advisor of D. E. Shaw Laminar Portfolios, L.L.C. (“Laminar”), a private investment fund and former 20% stockholder of the Company, relating to certain of Laminar’s portfolio companies.
In connection with the appointment of Mr. Benaroya as interim Executive Chairman, the Company entered into an agreement with RB, Inc., a Delaware corporation, effective September 12, 2011, to provide for the full-time services of Mr. Benaroya until the earlier of: (i) December 31, 2011; and (ii) the appointment of a new chief executive officer or written notice from the Company. In the event that a new chief executive officer is appointed prior to December 31, 2011, RB, Inc. has agreed to continue to provide the services of Mr. Benaroya to the Company for transitional assistance through December 31, 2011. A fee of $300,000 will be paid by the Company for Mr. Benaroya’s services, even if such services are terminated prior to December 31, 2011 (provided that such fee will be prorated in the event of voluntary termination of the agreement by RB, Inc. prior to such date). Mr. Benaroya will not be paid directors’ fees during the term of his engagement as interim Executive Chairman, nor will he participate in any bonus program, employee benefit plan or other compensation arrangement maintained by the Company.
A Search Committee of the Board has been created to oversee the process for the selection of a new chief executive officer and an executive search firm has been retained to conduct the search.

Section 8 — Other Events
Item 8.01 Other Events
On September 12, 2011 the Company issued a press release announcing the resignation of Mr. Crain and the appointment of Mr. Benaroya as Executive Chairman on an interim basis.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
The following exhibits are filed with this report:

Exhibit 10.49	Agreement between RB, Inc. and the Company, dated September 12, 2011.*

Exhibit 99.1	Press Release, dated September 12, 2011 announcing the resignation of Mr. Crain and the appointment of Mr. Benaroya as Executive Chairman on an interim basis.
*	Management contract

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2011	KID BRANDS, INC.
	By:	/s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit 10.49	Agreement between RB, Inc. and the Company, dated September 12, 2011.*

Exhibit 99.1	Press Release, dated September 12, 2011 announcing the resignation of Mr. Crain and the appointment of Mr. Benaroya as Executive Chairman on an interim basis.
*	Management contract

5